Exhibit 10.2

2012 Managerial Incentive Plan (MIP)

It is the intent of American Gaming Systems to provide managerial compensation programs that create an environment that motivates the management team to achieve both short term financial objectives, as well as longer term objectives.

The primary measurement element at all levels in the 2012 bonus plans will be Ebitda. Ebitda in some cases may not be the classic GAAP definition, but will be Ebitda as defined in the respective portion of your business plan and as outlined in the bonus grid provided to you as part of this plan.

Some important notes associated with this plan:

•	Incentive payments will be calculated following the close of the 2012 fiscal year end and will be communicated after the audit is complete and financial performance finalized.

•	Minimum company performance is necessary before any incentive is made available to participants.

•	Participants in the Plan are discretionary at the nomination of the CEO. Title and position alone do not make an employee automatically eligible. Consideration is given as to responsibility level and span of control. The CEO shall determine and be the final say as to eligibility and level of participation.

•	If, in this calendar year, you are transferred or promoted into another position which carries a different incentive plan, you will have incentive payments calculated on a pro rata basis as of the date of change.

•	The details of your participation are to be kept confidential.

•	Bonus payments and other forms of incentive compensation are not guaranteed and are provided at the sole discretion of management. Based on changing business and economic conditions, the company may elect to modify, amend, or eliminate the plan as it deems necessary. Participation in the Plan in any given year does not ensure that an employee will participate in any future incentive plans.

•	Individual employment agreements that exist will and can modify certain terms of this plan accordingly.

6680 Amelia Earhart Court • Las Vegas, Nevada 89119 • 702-722-6700

The three basic levels of target bonus compensation will be calculated using the following base salary multiples:

	Minimum	Target	Maximum
President/Vice- President level	0	50%	100%
Director Level	0	15%	30%
Manager Level	0	7.5%	15%

The basic metric of measurement in the 2011 plan will be Ebitda.

	Ebitda Target	AGS	Oklahoma	Nat’l Sales	Illinois
Minimum	85% of Plan	$33,132,022	$33,046,549	$8,189,108	$447,925
Target	100% of Plan	$38,978,849	$38,878,293	$9,634,245	$526,970
Maximum	120% of Plan	$46,774,619	$46,653,952	$11,561,094	$632,364

Bonuses begin to be earned once annual Ebitda reaches 85% of Plan and bonus amounts shall be determined based on an interpolation of Ebitda Target and Plan Attainment and corresponding Base Salary Multiples.

For the plan year 2012, your bonus will be based XX% on the performance of AGS overall, and XX% on the performance of Oklahoma (Nat’l Sales, or Illinois). We look forward to working together with you to exceed all goals.

6680 Amelia Earhart Court • Las Vegas, Nevada 89119 • 702-722-6700